(313) 465-7000 Fax: (313) 465-8000 honigman.com

May 19, 2005

Taubman Centers, Inc.

200 East Long Lake Road

Bloomfield Hills, Michigan 48303

Re:	Certain Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Taubman Centers, Inc., a Michigan corporation that has made an election to be treated as a real estate investment trust (“REIT”) for federal income tax purposes (the “Company”), in connection with the filing with the Securities and Exchange Commission on May 19, 2005, of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, pursuant to which shares of the Company’s common stock may be offered from time to time by certain holders of units of partnership interest in The Taubman Realty Group Limited Partnership (the “Partnership”) that have the right to exchange their units for shares of the Company’s common stock. This opinion, regarding certain federal income tax matters, is being rendered to the Company pursuant to the Company’s request.

We have also acted as counsel to the Company in connection with the preparation of the section captioned “Material U.S. Federal Income Tax Consequences” of the Registration Statement.

In rendering the opinions stated below, we have examined and, with your consent, relied upon the following documents:

(i)	Amended and Restated Articles of Incorporation of the Company, dated January 19, 2004, as amended to the date hereof;
(ii)	Second Amendment and Restatement of Agreement of Limited Partnership of the Partnership, dated September 30, 1998 (the “Partnership Agreement”), as amended to the date hereof;
(iii)	The Operating Agreement of The Taubman Company LLC (the “Manager”), dated October 30, 2001 (the “Operating Agreement”);
(iv)	The Registration Statement;
(v)	A letter dated May 19, 2005, and signed by Lisa A. Payne as Chief Financial Officer of the Company, on behalf of the Company, a

2290 First National Building • 660 Woodward Avenue Detroit, Michigan 48226-3506 Detroit Lansing Oakland County

May 19, 2005

copy of which is attached hereto (“Certificate of Representations”); and

(vi)	Such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) the documents are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) where any such document required execution by a person, the person who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are and will be true and correct, (v) where any such document imposes obligations on a person, such obligations have been or will be performed or satisfied in accordance with their terms, and (vi) the Company, the Partnership, and the Manager at all times have been and will be organized and operated in accordance with the terms of such documents, as applicable. We have not independently investigated or made separate inquiry into any of the representations, facts or assumptions set forth in such documents or any other documents. Without limiting the foregoing, we have assumed that all statements and descriptions of the Company’s past and intended future activities in the Certificate of Representations are true and accurate, and that all representations that speak in the future, or to the intention or expectation, or to the best of the belief and knowledge of any person(s) are and will be true, correct, and complete as if made without such qualification. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts, assumptions, or documents.

Our opinions are based on the assumptions that (i) the Company has been and will continue to be operated in accordance with the laws of the State of Michigan, (ii) the Company has been and will continue to be operated in the manner described in the relevant organizational documents, (iii) the Partnership has been and will continue to be operated in accordance with the laws of the State of Delaware, (iv) the Partnership has been and will continue to be operated in the manner described in the Partnership Agreement, (v) the Manager has been and will continue to be operated in accordance with the laws of the State of Delaware, and (vi) the Manager has been and will continue to be operated in the manner described in the Operating Agreement.

In rendering the opinions stated below, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and Regulations by the courts and the Internal Revenue Service (the “Service”), all as they exist as of the date hereof. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Therefore, although our opinions represent our judgment as to the probable outcome of these matters if challenged, we can give no assurance that legislative

2290 First National Building • 660 Woodward Avenue Detroit, Michigan 48226-3506 Detroit Lansing Oakland County

May 19, 2005

enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede the opinions stated herein. In addition, there can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues will not hold contrary to such opinions. Moreover, the opinions set forth below represent our conclusions based upon the documents, facts, assumptions, and representations referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions or representations, could affect the opinions expressed herein.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.

The discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” is a fair and accurate summary of the material federal income tax consequences of the acquisition, ownership and disposition of the Company’s common shares.

2.

The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, effective for each of its taxable years ended December 31, 2001 through December 31, 2004, and its past, current and proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2005 and thereafter.

As noted in the section of the Registration Statement captioned “Material U.S. Federal Income Tax Consequences,” the Company’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution levels, diversity of stock ownership, composition of assets and sources of income, and the various qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any one taxable year satisfy or will satisfy the requirements for taxation as a REIT under the Code.

Other than as expressly stated above, we express no opinion as to any other federal income tax issue or matter relating to the Company. We consent to the filing of this opinion as an exhibit to, and the use of the name of the firm in, the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. This opinion is issued to you in

2290 First National Building • 660 Woodward Avenue Detroit, Michigan 48226-3506 Detroit Lansing Oakland County

May 19, 2005

connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our express written consent.

Very truly yours,

                                    /s/ Honigman Miller Schwartz and Cohn LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

DSL:RSS:AZD

2290 First National Building • 660 Woodward Avenue Detroit, Michigan 48226-3506 Detroit Lansing Oakland County